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                                                                   EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our reports dated February 8, 1996 (except with respect to the matter discussed in Note 3, as to which the date is March 7, 1996), included in Tenneco Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 1995, and August 19, 1996 for (i) the Businesses of Tenneco Energy and (ii) the Businesses of New Tenneco, included in or made a part of this Registration Statement, and to all references to our Firm included in this Registration Statement.

                                          ARTHUR ANDERSEN LLP
Houston, Texas
October 11, 1996